Exhibit 10

Execution version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of June 30, 2016, and effective as of the Effective Time on such date, and is by and among MVB Insurance, LLC, a West Virginia limited liability company (“Seller”); MVB Financial Corp., a West Virginia bank holding corporation and sole member of Seller (the “Holding Corporation”); and USI Insurance Services LLC, a Delaware limited liability company (“Purchaser”). Seller and the Holding Corporation are sometimes referred to individually herein as a “Seller Party” and collectively as the “Seller Parties”.  Purchaser and the Seller Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms not otherwise defined herein have the meaning assigned to such terms in Article 21.

BACKGROUND

WHEREAS, Seller is located in Morgantown, West Virginia and is engaged in providing Seller Business within the Restricted Territory;

WHEREAS, the Holding Corporation is the direct owner of all of the issued and outstanding equity interests of Seller;

WHEREAS, the Seller Parties desire that Seller sell the Acquired Assets to Purchaser, and Purchaser desires to purchase the Acquired Assets from Seller, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder, each of the Seller Parties agrees to be bound by the Restrictive Covenants applicable to such Seller Party contained herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to become legally bound, agree as follows:

ARTICLE 1.        SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1        Sale of Assets.  Subject to the terms and conditions of this Agreement, effective as of the Effective Time, Seller hereby sells, conveys, transfers, and irrevocably assigns and delivers to Purchaser, and Purchaser hereby purchases from Seller, all of Seller's right, title and interest in and to the Acquired Assets free and clear of all Security Interests other than Permitted Security Interests.

1.2        Excluded Assets.  Property or assets of Seller that are not expressly included in the Acquired Assets are excluded from the sale and shall be retained by Seller.  All such assets excluded from the sale and to be retained by Seller, which shall include, but shall not be limited to, all of Seller's right, title and interest in and to (i) all assets used by Seller substantially in Seller’s title insurance business (none of which, for the avoidance of doubt, consist of Client Accounts) and set forth on Schedule 1.2(i),  (ii) the Office Equipment and (iii) the assets, if any, set forth on Schedule 1.2(iii), are referred to as the “Excluded Assets”.

1.3        Assumed Liabilities.  After the Closing Date and on the terms and subject to the conditions contained in this Agreement, Purchaser shall assume, perform, pay and discharge only the Assumed Liabilities and no other liabilities or obligations of the Seller Parties whatsoever.

1.4        Excluded Liabilities.  None of Purchaser or any other USI Company shall assume or be required to perform, pay or discharge any, and the Seller Parties shall remain unconditionally liable for all, of the Seller Parties’ debts, obligations, liabilities and commitments, known or unknown, including, without limitation, any and all (i) obligations of the Seller Parties under leases of the Office Equipment, (ii) debts, obligations, liabilities or commitments to the extent arising out of the operation of the Seller Business or the ownership of the Acquired Assets on or prior to the Closing Date (including, but not limited to, any such liabilities or obligations of Seller for Taxes, any Taxes relating to the ownership or operation of the Acquired Assets on or prior to the Closing Date and any such debts, obligations, liabilities or commitments that may be imposed on Purchaser under a de facto merger, successor transferee, bulk sale or similar theory, absolute, contingent or otherwise), (iii) any liabilities to the extent arising out of or attributable to any Excluded Asset, and (iv) liabilities, if any, set forth on Schedule 1.4, other than the Assumed Liabilities.  All such debts, obligations, liabilities and commitments that are not Assumed Liabilities are referred to as “Excluded Liabilities.”

ARTICLE 2.        PURCHASE PRICE

2.1.        Closing Consideration; Earn-Out.  In consideration of the purchase and sale of the Acquired Assets and the Holding Corporation entering into the Restrictive Covenants, Purchaser shall assume the Assumed Liabilities and Purchaser shall pay to Seller the aggregate of the following (the “Purchase Price”):

(a)        At Closing by wire transfer of immediately available funds to an account or accounts specified by Seller in writing to Purchaser, an amount equal to $7,047,132 (consisting of base consideration of $8,382,000.00, less (i) $350,000.00 in operating cash, less (ii) the Non-Accepting Producer Amount, less (iii) the Preliminary Net Working Capital (the “Closing Consideration”); provided, however, that if the Net Working Capital reflected in the notice given pursuant to Section 2.2(a) is less than $0, then the Closing Consideration shall be adjusted downward “dollar for dollar” in an amount equal to such shortfall, and if such Net Working Capital exceeds $0, then the Closing Consideration shall be adjusted upward “dollar for dollar” in an amount equal to such excess and shall be paid on or before the later of (i) ninety (90) days after the Closing Date and (ii) five (5) business days after the determination of Final Net Working Capital; which amount shall be subject to adjustment pursuant to Sections 2.2(b)–(f).

(b)       On the date or dates when due as set forth in Section 2.3, for the two-year period beginning on July 1, 2017 and ending on June 30, 2019 (the “Measurement Period”), Purchaser

shall pay to Seller an amount (the “Earn-Out Payment”) equal to the sum of (i) 0.363 multiplied by the average of the aggregate Net Commissions and Fees for the Annual Periods of the Measurement Period (such product referred to herein as the “Earn-Out Calculation Amount”), plus (ii) $400,000, which Earn-Out Calculation Amount shall be determined as set forth in Section 2.3 below and consistent with the methodology set forth in Schedule 2.1(b), and which Earn-Out Payment shall be paid as set forth in Section 2.3 below.

(c)        An additional payment (the “Additional Payment”), if any, calculated as follows (but not less than zero):

(i)        the product of (A) 2.3 and (B) the Final Net Specified Account Commissions and Fees in respect of business associated with the Specified Accounts for which Purchaser remains the recognized broker of record for the applicable Client as of the second anniversary of the Closing Date; less

(ii)      the cost of all legal fees and expenses incurred in connection with enforcing the restrictive covenants contained in the Non-Accepting Producer Agreement, if assigned to Purchaser.

Upon Purchaser’s request, Seller agrees to exercise commercially reasonable efforts to cooperate with Purchaser in promptly assigning the Non-Accepting Producer Agreement to Purchaser.  Notwithstanding anything in this provision to the contrary, if the Non-Accepting Purchaser Agreement is assigned to Purchaser, Purchaser may elect to enforce or waive the terms of the Non-Accepting Producer Agreement in its sole discretion, and in no event will Seller be entitled to participate in, direct or control the course of any litigation or settlement that may arise in connection with the enforcement of the restrictive covenants set forth therein.

The payments contemplated by this Section 2.1(c) shall be payable on or before the date that is fifteen (15) days after the date on which the Final Specified Account Net Commissions and Fees has been determined in accordance with Section 2.4.  Such payments shall be made in compliance with Section 2.4 and shall be made by wire transfer of immediately available funds to an account designated by Seller.  In no event shall the Additional Payment (if any) exceed the Non-Accepting Producer Amount.

2.2        Post-Closing Adjustment.

(a)        Prior to the Closing, Seller and Purchaser shall have agreed on an estimate of the Net Working Capital as of the Effective Time on the Closing Date (the “Preliminary Net Working Capital”), which Preliminary Net Working Capital is set forth as Schedule 2.2(a) hereto and reflects each of the components to be included in the Net Working Capital calculation as agreed to by the Parties.  The Parties hereby acknowledge and agree that the Closing Consideration has been decreased by an amount equal to the Preliminary Net Working Capital.

(b)        Within 60 days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth in reasonable detail its calculation of Net Working Capital as of the Effective Time on the Closing Date (the “Closing Net Working Capital”).  The Closing Net Working Capital shall be prepared in accordance with the methodology set forth in Schedule

2.2(a).  If within 30 days after the delivery of the Closing Net Working Capital to Seller, Purchaser and Seller agree upon the calculation of the Closing Net Working Capital calculation, then such calculation shall be deemed final and binding and the Closing Consideration shall be adjusted if at all, in accordance with Section 2.2(g); however, if the Parties do not so agree on such calculation, then Section 2.2(c) and Section 2.2(d) hereof shall apply.

(c)        If Seller in good faith disagrees with any portion of the Closing Net Working Capital calculation, Seller may, within 30 days after receipt of such statement (the “Objection Period”), deliver a written notice to Purchaser setting forth Seller’s objections thereto (the “Objection Notice”).  Any Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees and the basis for such disagreement and, if the disagreement relates to the calculation of amounts, Seller’s calculation of such amounts.  If an Objection Notice is not timely received by Purchaser within the Objection Period, Seller shall be deemed to agree in all respects with the Closing Net Working Capital as prepared by Purchaser, and such calculation shall be final and binding on the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.2(g).

(d)        If an Objection Notice is timely received by Purchaser within the Objection Period, the Parties shall, during the 30 days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed terms.  If such an agreement is reached, the Closing Net Working Capital as so agreed shall be final and binding on the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.2(g).  If the Parties are unable to reach such an agreement, Purchaser and Seller shall jointly retain PricewaterhouseCoopers LLP or, if the Parties agree, another mutually acceptable independent accounting firm (the “Accountant”) to resolve any remaining disagreements.  Purchaser and the Seller Parties shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant.  Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within 30 days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review.  The Accountant shall consider only those items and amounts set forth in the Objection Notice that Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials.  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement.  The determination of the Accountant shall be conclusive and binding upon the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.2(g).

(e)        The Closing Net Working Capital (either as agreed to by Seller and Purchaser, as deemed final pursuant to either Section 2.2(b) or (c) above or as adjusted pursuant to Section 2.2(d) above) shall be final and binding on the Parties and will be referred to as the “Final Net Working Capital.”  Purchaser and Seller shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of the disputed items as set forth in the Objection Notice.  For example, if the Accountant determines that Purchaser is 75% correct in its calculation of the aggregate disputed items, Seller shall bear 75% of the Accountant’s fees and expenses.

(f)        Purchaser and the Seller Parties shall cooperate and assist in good faith in the preparation of the Closing Net Working Capital and in the conduct of the reviews referred to in this Section 2.2, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as any party shall request and permitting (at the expense of the requesting party) the copying of any records or extracts thereof reasonably requested.

(g)        If Final Net Working Capital is less than Preliminary Net Working Capital, Seller shall, or the Holding Corporation shall cause Seller to, promptly pay the amount of such shortfall to Purchaser.  If Final Net Working Capital is greater than Preliminary Net Working Capital, Purchaser shall promptly pay the amount of such excess to Seller.  Such payment, if any, shall be made within 5 business days after the Final Net Working Capital is determined and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the Party receiving payment.

2.3        Earn-Out Payment.

(a)        Commencing with the calendar quarter ending September 30, 2016 and continuing for each calendar quarter thereafter through the end of the Measurement Period, Purchaser shall, as soon as reasonably practicable after the end of such period, deliver to Seller its production report in substantially the same form that it provides to its producers, setting forth the aggregate Net Commissions and Fees for such period.

(b)        Within 30 days after the end of the Measurement Period, Purchaser shall prepare and deliver to Seller a statement setting forth the Earn-Out Calculation Amount as determined by Purchaser in good faith in accordance with Section 2.1(b) and this Section 2.3 and consistent with the methodology set forth in Schedule 2.1(b) (the “Estimated Earn-Out Calculation Amount”).

(c)        If Seller in good faith disagrees with Purchaser’s Estimated Earn-Out Calculation Amount, Seller may, within 30 days after receipt of such statement (the “Earn-Out Payment Objection Period”), deliver to Purchaser a notice disagreeing therewith and setting forth Seller’s objections (the “Earn-Out Payment Objection Notice”).  The Earn-Out Payment Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Seller’s calculation of such amounts.  If the Earn-Out Payment Objection Notice is not timely received by Purchaser within the Earn-Out Payment Objection Period, Seller shall be deemed to agree in all respects with the applicable Estimated Earn-Out Calculation Amount as prepared by Purchaser, and such calculation shall be final and binding on the Parties.

(d)        If an Earn-Out Payment Objection Notice is timely received by Purchaser within the Earn-Out Payment Objection Period, the Parties shall, during the 20 days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed items.  If such an agreement is reached, the Estimated Earn-Out Calculation Amount as so agreed shall be final and binding on the Parties.  If the Parties are unable to reach such an agreement, Purchaser and Seller shall jointly retain the Accountant to resolve any remaining disagreements.  Purchaser and the Seller Parties shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant.  Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within 30 days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review.  The Accountant shall consider only those items and amounts set forth in the Earn-Out Payment Objection Notice that Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials.  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either party or less than the smallest value for such item claimed by either party.  The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement.  The determination of the Accountant shall be conclusive and binding upon the Parties.  Purchaser and Seller shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of Estimated Earn-Out Calculation Amount.  For example, if the Accountant determines that Purchaser is 75% correct in its calculation of Estimated Earn-Out Calculation Amount, Seller shall bear 75% of the Account’s fees and expenses.  Purchaser and Seller shall each bear 100% of their own related expenses.

(e)        The Estimated Earn-Out Calculation Amount (either as agreed to by Seller and Purchaser, as deemed final pursuant to Section 2.3(c) above or as adjusted pursuant to Section 2.3(d) above) shall be final and binding on the Parties and will be referred to as the “Final Earn-Out Calculation Amount” for the Measurement Period.

(f)        Purchaser and the Seller Parties shall cooperate and assist in good faith in the preparation of the Estimated Earn-Out Calculation Amount and in the conduct of the reviews referred to in this Section 2.3, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as any party shall request and permitting (at the expense of the requesting party) the copying of any records or extracts thereof reasonably requested.

(g)        Purchaser shall pay Seller (i) one-half (1/2) of the Earn-Out Payment on or before the date that is 45 days after the end of the Measurement Period (or, if the Final Earn-Out Calculation Amount is not finally determined in accordance with this Section 2.3 until after such date, within 5 days after such final determination), and (ii) one-half of the Earn-Out Payment on or before the one year anniversary of the date that is 45 days after the end of the Measurement Period.  Such payments shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller in writing to Purchaser.

(h)        The Parties agree that after the Closing Date, Purchaser may operate the Seller Business in its sole discretion; provided that it will not take any action for the purpose of reducing, or avoiding any increase in, the Earn-Out Payment.

2.4        Additional Payment.

(a)        Within 30 days after the second anniversary of the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s calculation of the Specified Account Net Commissions and Fees for which Purchaser has received a broker of record letter that is in full force and effect from the applicable Specified Accounts as of the second anniversary of the Closing Date (the “Estimated Specified Account Net Commissions and Fees”).

(b)        If Seller in good faith disagrees with Purchaser’s Estimated Specified Account Net Commissions and Fees, Seller may, within 30 days after receipt of such statement (the “Additional Payment Objection Period”), deliver to Purchaser a notice disagreeing therewith and setting forth Seller’s objections (the “Additional Payment Objection Notice”).  The Additional Payment Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Seller’s calculation of such amounts.  If the Additional Payment Objection Notice is not timely received by Purchaser within the Additional Payment Objection Period, Seller shall be deemed to agree in all respects with the applicable Estimated Specified Account Net Commissions and Fees as prepared by Purchaser, and such calculation shall be final and binding on the Parties.

(c)        If an Additional Payment Objection Notice is timely received by Purchaser within the Additional Payment Objection Period, the Parties shall, during the 20 days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed items.  If such an agreement is reached, the Estimated Specified Account Net Commissions and Fees as so agreed shall be final and binding on the Parties.  If the Parties are unable to reach such an agreement, Purchaser and Seller shall jointly retain the Accountant to resolve any remaining disagreements.  Purchaser and the Seller Parties shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant.  Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within 30 days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review.  The Accountant shall consider only those items and amounts set forth in the Additional Payment Objection Notice that Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials.  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either party or less than the smallest value for such item claimed by either party.  The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement.  The determination of the Accountant shall be conclusive and binding upon the

Parties.  Purchaser and Seller shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of the Estimated Specified Account Net Commissions and Fees.  For example, if the Accountant determines that Purchaser is 75% correct in its calculation of Estimated Specified Account Net Commissions and Fees, Seller shall bear 75% of the Account’s fees and expenses.  Purchaser and Seller shall each bear 100% of their own related expenses.

(d)        The Estimated Specified Account Net Commissions and Fees with respect to the Specified Accounts from which Purchaser has received a broker of record letter that is in full force and effect from the applicable Specified Accounts as of the second anniversary of the Closing Date (either as agreed to by Seller and Purchaser, as deemed final pursuant to Section 2.4(b) above or as adjusted pursuant to Section 2.4(c) above) shall be final and binding on the Parties and will be referred to as the “Final Specified Account Net Commissions and Fees” with respect to the Specified Accounts as of the second anniversary of the Closing Date.

(e)        Purchaser and the Seller Parties shall cooperate and assist in good faith in the preparation of the Estimated Specified Account Net Commissions and Fees and in the conduct of the reviews referred to in this Section 2.4, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as any party shall request and permitting (at the expense of the requesting party) the copying of any records or extracts thereof reasonably requested.

2.5        Acknowledgment of Restrictive Covenants.  Each of the Seller Parties hereby agrees to abide by his or its respective Restrictive Covenants and acknowledges and agrees that the payment of the Closing Consideration shall constitute, among other things, full consideration for his and its respective Restrictive Covenants, and the associated Goodwill included in the Acquired Assets.

2.6        Tax Allocation.  The Parties shall allocate five percent of the Purchase Price to the Restrictive Covenants and the remainder of the Purchase Price to the Acquired Assets for tax purposes.  The Parties acknowledge and agree that the tax allocation, if any, of Purchase Price to Restrictive Covenants shall not, in any way, limit any remedy available to Purchaser for any breach by any Seller Party of any Restrictive Covenants. The Earn-Out Payment, if any, will be treated in accordance with Section 483 of the Internal Revenue Code of 1986 as amended, and corresponding Treasury Regulations thereunder.

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1        Purchaser represents and warrants to Seller the following:

(a)        Organization; Authority; Enforceability.  Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization.  Purchaser has the necessary company power and authority, and has taken all company action necessary, to execute and deliver this Agreement, and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to perform its obligations hereunder and thereunder.  This Agreement does, and all other documents and agreements to be executed by Purchaser as contemplated hereunder shall, constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)        No Conflicts.  The execution and delivery of this Agreement and the other documents and agreements to be executed by Purchaser as contemplated hereunder, the consummation of the transactions contemplated hereby or thereby, and the compliance with the terms and conditions hereof or thereof will not (i) contravene any provision of law to which Purchaser is subject or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon Purchaser or contravene any order or permit applicable to Purchaser; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound.

(c)        Required Filings and Consents.  The execution and delivery of this Agreement and the other documents and agreements to be executed by Purchaser as contemplated hereunder and the taking of any action by Purchaser in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity, including, without limitation, any insurance regulatory authorities.

(d)        Litigation and Claims.  There is no pending or, to Purchaser’s actual knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity to which Purchaser is a party, which seeks to restrain, condition or prohibit the transactions contemplated herein.

(e)        Brokers, Finders and Agents.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for which the Seller Parties may become liable.

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

4.1        The Seller Parties jointly and severally represent and warrant the following to Purchaser with respect to the Holding Corporation:

(a)        Capitalization.  The Holding Corporation holds of record and owns beneficially all of the issued and outstanding equity interests of Seller (the “Seller Equity”).  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of Seller.

(b)        No Conflicts.  The execution and delivery of this Agreement, the other documents and agreements to be executed by the Holding Corporation as contemplated hereunder, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms and conditions hereof or thereof will not (i) materially contravene any provision of law to which the Holding Corporation is subject or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon the Holding Corporation or contravene any order or permit applicable to the Holding Corporation, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which the Holding Corporation is a party, or by which the Holding Corporation is bound, or to which the Holding Corporation’s assets are subject, or (iii) result in the attachment, creation or imposition of any Security Interest upon any of the Acquired Assets and/or Assumed Liabilities.

(c)        Required Filings and Consents.  Except as set forth on Schedule 4.1(c), the execution and delivery of this Agreement and the other documents and agreements to be executed by the Holding Corporation as contemplated hereunder and the taking of any action by the Holding Corporation in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity, including, without limitation, any insurance regulatory authorities.

(d)        Litigation and Claims.  There is no pending or, to the Holding Corporation’s Knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity to which the Holding Corporation is a party, which seeks to restrain, condition or prohibit the transactions contemplated herein.

4.2        The Seller Parties jointly and severally represent and warrant the following with respect to Seller:

(a)        Organization; Authority; Enforceability.  Seller is duly organized and validly existing under the laws of its jurisdiction of organization.  Seller has the necessary company power and authority, and has taken all company action necessary, to execute, deliver and perform this Agreement and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to perform its obligations hereunder and thereunder.  This Agreement does, and all other documents and agreements to be executed by Seller as contemplated hereunder shall, constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their terms and conditions, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)        No Conflicts.  The execution and delivery of this Agreement, the other documents and agreements to be executed by Seller as contemplated hereunder, the consummation of the transactions contemplated hereby and thereby, and compliance with the terms and conditions hereof or thereof will not (i) contravene any provision of law to which Seller is subject or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon Seller or contravene any order or permit applicable to Seller, (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the Articles of Organization or Operating Agreement of Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party, or by which Seller is bound, or to which Seller’s assets are subject, or (iv) result in the attachment, creation or imposition of any Security Interest upon any of the assets, rights, contracts or other property of Seller.

(c)        Required Filings and Consents.  Except as set forth on Schedule 4.2(c), the execution and delivery of this Agreement and the other documents and agreements to be executed by Seller as contemplated hereunder and the taking of any action by Seller in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity, including, without limitation, any insurance regulatory authorities.

(d)        Litigation and Claims; Compliance with Law.

(i)        Except as set forth on Schedule 4.2(d)(i), there is no pending or, to Seller’s Knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation (i) against Seller related to the Seller Business or that would reasonably be expected to adversely affect the Acquired Assets and/or Assumed liabilities or (ii) by or before any Governmental Entity to which Seller is a party, which seeks to restrain, condition or prohibit the transactions contemplated herein.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or Governmental Entity, or by arbitration) against Seller related to the Seller Business or that would reasonably be expected to adversely affect the Acquired Assets and/or Assumed Liabilities.

(ii)        Seller is, and at all times since July 1, 2013 has conducted the Seller Business, in all material respects in compliance with all applicable laws, rules, regulations and ordinances.  Without limiting the foregoing, no Seller Party has engaged in price fixing, bid rigging or any other anticompetitive activity.  In connection with the conduct of the Seller Business, none of Seller, nor any director, officer, employee, agent, Producer, stockholder or equity owner of Seller has (A) directly or indirectly given or agreed or offered to give any illegal gift, contribution, payment or similar benefit to any supplier, Client, governmental official or employee or other person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made or agreed or offered to make any illegal contribution, or reimbursed or agreed or offered to reimburse any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or exert any illegal influence or (B) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose related to or otherwise affecting Seller.

(e)        Title.  Seller has good and marketable title to all of the Acquired Assets (including, without limitation, all Client Accounts and all records, files, data and other records related thereto), free and clear of Security Interests other than Permitted Security Interests and no shareholder, member, employee or any other Person or entity has any ownership interest, claim, right to solicit or other present or contingent right or interest in or to any of the Acquired Assets.

(f)        Real Property.  Seller owns no real property.  Schedule 4.2(f) sets forth all real estate leased by Seller for the Seller Business (the “Leases”).  Except as set forth on Schedule 4.2(f), with respect to the lease agreement for each of the Leases:  (i) such agreement is the legal, valid, binding and enforceable obligation of Seller and, to Seller's Knowledge, the lessor thereto and is in full force and effect in all material respects and has not been amended or supplemented in any manner since a copy thereof was delivered to Purchaser; (ii) Seller has duly performed in all material respects all of its obligations to the extent such obligations to perform have accrued thereunder, (iii)(A) neither Seller nor, to Seller's Knowledge, the lessor thereto is in breach or default thereof, and (B) no event has occurred which, with notice or lapse of time, would constitute a default by either Seller or, to Seller's Knowledge, the lessor thereto; (iv) to Seller's Knowledge, there are no material disputes with respect to such agreement; and (v) such agreement is assignable by Seller to Purchaser without the consent or approval of the lessor or such lessor’s consent to assignment has been obtained.  Seller enjoys quiet enjoyment of each of the Leases.

(g)        Software.  The current software applications used by Seller in the operation of the Seller Business are set forth and described on Schedule 4.2(g) hereto (“Seller’s Software”).  Except as set forth in Schedule 4.2(g), Seller’s Software, to the extent it is licensed from any third party licensor or it constitutes “off the shelf” Software, is held by Seller under valid, binding and enforceable licenses and is fully transferrable to Purchaser without any third party’s consent.  Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered Seller’s Software.

(h)        Insurance.  Schedule 4.2(h) hereto contains a description of all policies of insurance maintained by Seller as of immediately prior to Closing, including, but not limited to, fire and casualty, property, workers’ compensation, errors and omission coverage and business interruption. All premiums with respect to such policies have been paid when due and no default exists with respect to any of such policies and all of such policies are in full force and effect.  All such policies have been made available, together with all endorsements, amendments and riders, to Purchaser for examination and inspection.

(i)        Taxes and Tax Returns.  Seller has filed all Tax Returns that are required to have been filed on or prior to the Closing Date by or with respect to Seller or the Acquired Assets and has paid or will pay and satisfy prior to the Closing Date all Taxes, if any, which are shown thereupon as due and owing, or which otherwise are required to be paid by Seller or with respect to the Acquired Assets.  All such Tax Returns are true, correct and complete in all material respects. Seller has withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, Producer or contractor, creditor, stockholder, or other third party.  There are no liens with respect to Taxes upon any of the assets or properties of Seller, other than with respect to Taxes not yet due and payable.    No deficiency for any Taxes has been proposed, or is expected to be proposed, against Seller or with respect to the Acquired Assets, which deficiency has not been paid in full.  There is no audit, litigation or arbitration or administrative proceeding or claim asserted, pending or, to the Knowledge of any Seller Party, threatened respecting or involving Seller, the Seller Business, or any of the Acquired Assets with respect to any Tax.

(j)        Financial Statements.  Attached hereto as Schedule 4.2(j) are copies of the following unaudited financial statements with respect to the Seller Business (collectively “Seller’s Financial Statements”):  (x) balance sheet of Seller as at December 31, 2015 (the "Balance Sheet") and for the quarter ending March 31, 2016 (the "Interim Balance Sheet"), together with the related statement of revenues and expenses for the 12 month period then ended, and (y) income statements of Seller for the twelve months ending December 31, 2015 and for the quarter ending March 31, 2016.  Seller’s Financial Statements:  (i) are true and complete in all material respects; (ii) have been prepared in accordance with the books and records of Seller; (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods; and (iv) present fairly in all material respects the financial condition of Seller as of the dates and for the periods indicated.  Seller has no outstanding Indebtedness, except for current liabilities reflected in the Final Net Working Capital.

(k)        Production Statements.  Attached hereto as Schedule 4.2(k) are Seller’s production statements for the twelve month period ended April 30, 2016 related to the Seller Business (the “Production Statements”), including for each of the Client Accounts the net commissions and/or fees received from or with respect to each such Client Account.  The Production Statements were produced from the books and records of Seller (which books and records are true, correct and complete in all material respects) and are true, correct and complete in all material respects.  Since April 1, 2015, no Client Account contained in the Production Statements has discontinued or materially reduced its business relationship with Seller.  To Seller’s Knowledge, no Seller Party has any reason to believe that any Client with a Client Account reflected in the Production Statements intends to discontinue or materially reduce its business relationship with Seller (or with Purchaser) following the Closing.  Seller’s net commissions and fees for the twelve-month period ended March 31, 2016 were not less than $3,729,907. The Client Accounts of Seller represent insurance placed through Seller for the commissions and/or fees set forth on the Production Statements.  There are no oral or written agreements, commitments or understandings with respect to any Client Account whereby any of the commissions or fees received by Seller are being returned directly or indirectly to any Client or any other Person.  Seller has made available for inspection by Purchaser all insurance accounts, dailies, Client lists, policy expirations and renewals and all records, files and other information pertaining thereto prepared and maintained by Seller for all its Clients and its Active Prospective Clients related to the Seller Business.

(l)        Absence of Changes.  Since the date of the Balance Sheet, (i) there have been no events, changes or conditions which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Seller, the Seller Business or any of the Acquired Assets or the Assumed Liabilities; (ii) Seller has in all material respects conducted the Seller Business in the Ordinary Course of Business; and (iii) neither the Acquired Assets nor the Seller Business have incurred any material liabilities except in the Ordinary Course of Business.

(m)        No Undisclosed Liabilities.  Other than (i) liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iii) liabilities under this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) the liabilities, if any, set forth on Schedule 4.2(m), to Seller's Knowledge, Seller has no liability, whether known or unknown, absolute, contingent or otherwise relating to the Seller Business.

(n)        Employees.  Schedule 4.2(n) sets forth a complete and accurate list showing all officers, directors, consultants and employees of Seller, and the current compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) and any accrued sick leave and accrued vacation of each of such Persons as of the Closing Date. Seller is not a party to any collective bargaining agreements.

(o)        Employee Benefit Plans.

(i)        With respect to each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other compensation and benefit plan, contract, policy, program and arrangement in effect as of the date hereof which is maintained, sponsored or contributed to by Seller (other than routine administrative procedures) in which any of the employees or their dependents participate (each an “Employee  Plan”), each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law and administrative or governmental rules and regulations, including ERISA and the Code, except to the extent any noncompliance would not reasonably be expected to result in any liability imposed upon Purchaser.  Neither Seller nor any ERISA Affiliate has any outstanding liability or could reasonably be expected to incur liability under Section 430(k) of the Code and/or Title IV of ERISA (other than for the payment of Pension Benefit Guaranty Corporation premiums in the ordinary course).

(ii)        Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

(iii)       Seller does not contribute to, is not required to contribute or has never contributed to, any multiemployer plan as defined in Section 4001(a) of ERISA or an employee benefit plan subject to Title IV of ERISA.  No Employee Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(p)        Material Agreements.  Schedule 4.2(p) lists the following written agreements (the “Material Agreements”) to which Seller or, with respect to the Seller Business, the Holding Corporation is a party and has any continuing rights or obligations or by which Seller or any of the Acquired Assets is or may become bound: (i) any such agreement for the provision to any Client  of Seller Business in excess of $10,000; (ii) any such agreement which provides for the sharing of commissions, including, without limitation, with any third-party or any Affiliate, or which requires Seller or the Holding Corporation (in connection with Seller Business) to guarantee any amount or make a minimum payment; (iii) any such agreement (or group of related agreements) with any insurance carrier, broker or agency relating to the provision of Seller Business; (iv) any such agreement involving the acquisition or disposition of material assets relating to Seller Business; (v) any such agreement (or group of related agreements) under which indebtedness for borrowed money has been created, incurred, assumed, or guaranteed, or under which a Security Interest is imposed on any of Seller’s assets, tangible or intangible; (vi) any employment or other independent consulting agreement with Producers; (vii) any such agreement forming a partnership or joint venture; (viii) any such agreement which requires any Seller Party, or any employee of Seller, to maintain the confidentiality of Confidential Information, or to refrain from competing with, or soliciting or accepting business from the clients or customers of, a Person other than Seller; (ix) any such agreement for the license of software applications listed on Schedule 4.2(g); and (x) any other such agreement providing for payments to or from Seller in excess of $10,000.  Except as set forth in Schedule 4.2(p), the Seller Parties have made available or furnished to Purchaser a true and complete copy of each Material Agreement described in Schedule 4.2(p).  With respect to each Material Agreement described in Schedule 4.2(p):  (1) the agreement is the legal, valid, binding, enforceable obligation of the applicable Seller Party and, to the Knowledge of such Seller Party, the other party thereto and is in full force and effect in all material respects and has not been terminated, cancelled, amended or supplemented in any manner since being made available or furnished to Purchaser, subject to bankruptcy and equitable remedies exceptions; (2) the applicable Seller Party has duly performed in all materials respects all of its obligations to the extent such obligations to perform have accrued; (3)(A) neither the applicable Seller Party nor, to the Knowledge of such Seller Party, any other party thereto is in material breach or default thereof, and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; (4) to Seller’s Knowledge, there are no disputes with respect to the Material Agreement; and (5) except as set forth in Schedule 4.2(p), the Material Agreement is assignable by such Seller Party to Purchaser without the consent or approval of any other party.  There exist no oral agreements that are material to the Seller Business or Acquired Assets.

(q)        Transactions with Affiliates.  Except as set forth on Schedule 4.2(q), no officer, director, shareholder, member, unitholder or owner of Seller, or any spouse, sibling, child or parent of any such officer, director, shareholder, unitholder or owner, or any entity in which any such Person or individual owns any interest, is a party to any contract, agreement, arrangement or transaction with Seller (other than insurance contracts and service arrangements entered into in the Ordinary Course of Business and with respect to arm’s-length remuneration for services rendered as a director, officer or employee of Seller) or has any ownership interest in any of the Acquired Assets.

(r)        Underwriting Risk.  No Seller Party owns, or has any investment or interest in, any captive insurance company or insurance carrier or underwriter.  No Seller Party is a party to any agreements, arrangements or understandings which would require such Seller Party to assume any underwriting risk.

(s)        Producers.

(i)        Schedule 4.2(s) is a list of all employees and independent contractors who are responsible for sales or business development of the Seller Business (the “Producers”). For avoidance of doubt, “Producer”, as defined herein, includes account executives that are responsible for business development and serve as the principal contact with any Client Account.  Except as set forth on Schedule 4.2(s) each Producer of Seller is a party to a contract that is in full force and effect and each such contract contains restrictive covenants regarding maintaining Seller’s confidentiality and non-solicitation/non-acceptance of Seller Client Accounts post-termination of employment.

(ii)        During the 24-month period preceding the date of this Agreement, (A) to Seller’s Knowledge, neither Seller nor, solely in respect of the Seller Business, any of its Affiliates have hired any employee or independent contractor in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such employee or independent contractor is a party and (B) no Person has made an allegation or asserted a claim that any Seller Party has hired any employee or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement.

(t)        Licenses.  Seller and its Producers possess all insurance and other material licenses and sublicenses, permits and other authorizations and approvals issued by regulatory and other governmental agencies and instrumentalities that are necessary for Seller to conduct Seller Business as presently conducted.  Schedule 4.2(t) sets forth all such licenses and sublicenses held by Seller and its Producers.  Such licenses and sublicenses of Seller and its Producers are in good standing, and, to Seller’s Knowledge, there are no disciplinary proceedings or investigations pending or threatened against any of Seller’s employees or Producers.  To the Knowledge of Seller, there has been no occurrence or set of circumstances that may give rise to any such disciplinary proceeding or investigation.

(u)        Low-Rated Carrier.  Except as set forth on Schedule 4.2(u), Seller has placed no property and casualty insurance contracts, coverages or other business with insurance carriers or other underwriters having an “AM Best” rating below “A-” (“Low-Rated Carrier”) since May 1, 2015.  Seller has, to the Knowledge of Seller and the Holding Corporation, (i) disclosed the AM Best rating of such Low-Rated Carrier to the insured and (ii) received from each such insured a written acknowledgment of such rating and a waiver from responsibility for any liability in connection with or resulting from the financial condition of such Low-Rated Carrier.

(v)        Premium Trust Funds.  Seller is and has been in compliance with the Premium Trust Fund Laws.  As of the Closing Date, Seller’s Insurance Premium Assets exceed its Insurance Premium Liabilities (including premium accounts payable to insurance carriers).

(w)        Performance Agreements.  There are no guarantees of performance at pre-defined service levels under any agreements relating to Client Accounts.

(x)        Appointments.

(i)        Seller and its Producers have an appointment to act as an agent for each insurance company from which such an appointment is used to conduct Seller Business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and, and to Seller’s Knowledge, no grounds exist that would reasonably be expected to result in any such appointment being revoked, limited, rescinded or terminated.  None of Seller nor any of its Producers are a party to any agreement (oral or written) which prevents it from doing business with any insurance company, agent, or broker.  None of Seller nor any of its Producers have bound, or committed to bind, any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost, or expense, or upon any terms or conditions, which exceeds its binding authority in any respect.  None of Seller nor any of its Producers are in default under any of its material obligations to any insurance company, agent or broker through which it places insurance.  Schedule 4.2(x) is a true and complete schedule of (i) each insurance company, agent and broker through which Seller and its Producers have placed insurance in 2015 and 2016 for those ten (10) companies, agents or brokers through which Seller and its Producers placed the largest premium volume, setting forth the name of each such company, agent or broker and the total gross premiums written by each such company, agent or broker during the applicable period; and (ii) each insurance company which paid $1,000 or more of contingent commissions to Seller or its Producers in either of such periods, setting forth the name of each such insurance company and the amount of the contingent commissions paid to the applicable Seller.

(ii)        Seller has delivered to or made available for inspection by Purchaser true and complete copies of the appointments and agreements (or, in the case of any insurance company, agent or broker with which Seller has no written agreement, a true and complete written description of the arrangement between such entity and Seller) currently in effect between Seller or its Producers and each insurance company, agent and broker listed in Schedule 4.2(x) and each such appointment agreement or written description materially sets forth the terms and provisions of the agreement between Seller or its Producers and such insurance company, agent or broker as currently in effect.

(y)        [reserved]

(z)        Disclosure Controls and Procedures.  Seller has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act, regardless of whether the Company is subject to the Exchange Act) that are designed to ensure that material information relating to Seller and its business is made known to Seller’s chief executive officer and its chief financial officer by others within Seller, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.  Seller maintains a system of internal accounting controls adequate to ensure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with the Company’s management directives.  Since January 1, 2015, neither Seller’s board of directors nor any committee thereof has received written notice of: (i)

any material deficiencies in the design or operation of internal controls effecting Seller’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Seller’s internal controls.  No material weaknesses in internal controls have been identified by Seller; and there have been no significant changes in internal controls or other factors, including any corrective actions with regard to significant deficiencies and material weaknesses.

(aa)        Brokers, Finders and Agents.  No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for which Purchaser may become liable.

(bb)      In-Force Business.  The annualized in-force revenue of Seller, as of the Closing Date, exceeds $3,886,000.

ARTICLE 5.        CLOSING.

5.1        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof, effective as of 11:59 p.m. (the "Effective Time") on such date (the “Closing Date”), via the electronic exchange of counterpart signature pages, and the delivery of the original documents shall be made promptly following the Closing Date.

5.2        Seller Party Deliverables.  At the Closing and as a condition to Closing, the Seller Parties shall deliver:

(a)        Evidence that the Manager and/or Board of Directors of Seller and the Board of Directors of the Holding Corporation have taken all necessary action required to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated under this Agreement.

(b)        A certificate dated as of a recent date from the Secretary of State of the State of West Virginia and, to the effect that Seller validly exists and is in good standing in such jurisdiction.

(c)        Evidence of the authority and incumbency of the persons acting on behalf of Seller in connection with the execution of this Agreement and any document delivered pursuant to this Agreement.

(d)        A bill of sale in the form of Exhibit B executed by Seller.

(e)        Employment agreements for Producers, each in form and substance reasonably acceptable to Purchaser, with the individuals listed on Exhibit C (the “Producer Employment Agreements”).

(f)        Confidentiality & Non-Solicitation Agreements for staff, each substantially in the form of Exhibit E, with the individuals listed on Exhibit D (the “Confidentiality Agreements”), executed by such individuals.

(g)        Evidence of a three (3) year errors and omissions tail policy with a deductible and policy limit consistent with Seller’s prior policy.

(h)        An Assignment and Assumption Agreement, in the form of Exhibit F (the "Assignment and Assumption Agreement"), executed by Seller.

(i)        Copies of all consents, approvals and waivers necessary to assign the contracts listed on Schedule 4.2(p).

(j)        Evidence that all Security Interests other than Permitted Security Interests relating to the Acquired Assets have been released.

(k)        (i) A certification of non-foreign status for Seller dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) and (ii) all clearance certificates or similar documents which are available from any governmental authority in order to relieve Purchaser of (A) any obligation to withhold any portion of the Purchase Price or (B) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

(m)        An executive employment agreement, in the form attached hereto as Exhibit G (the “Executive Employment Agreement”), executed by Randy Cober.

(n)        An employment agreement, in the form attached hereto as Exhibit H (the “Juskowich Employment Agreement”), executed by Kenneth Juskowich.

(o)        An Assignment and Assumption of Lease, in form and substance reasonably satisfactory to Purchaser and Seller, with respect to the offices located at 48 Donley Street, Morgantown, West Virginia (the "Lease Assignment"), including any necessary lessor consents, executed by Seller.

(p)        A Sublease, for a period of two months and otherwise in form and substance reasonably satisfactory to Purchaser and Seller with respect to the offices located at 300 Wharton Circle, Triadelphia, West Virginia  (the "Wharton Circle Sublease"), including any necessary lessor consents, executed by Seller.

(q)        A transition services agreement, in the form attached hereto as Exhibit I (the “Transition Services Agreement”), executed by Seller.

All actions to be taken by the Seller Parties in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents reasonably required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Purchaser.  Purchaser may waive any condition specified in this Section 5.2.

5.3        Purchaser Deliverables.  At the Closing and as a condition to Closing, Purchaser shall deliver the following:

(a)        The Closing Consideration.

(b)        Evidence of the authority and incumbency of the persons acting on behalf of Purchaser in connection with the execution of this Agreement and any document delivered pursuant to this Agreement.

(c)        The Producer Employment Agreements, each executed by Purchaser.

(d)        The Confidentiality Agreements, each executed by Purchaser.

(e)        The Assignment and Assumption Agreement, executed by Purchaser.

(f)        The Executive Employment Agreement, executed by Purchaser.

(g)        The Juskowich Employment Agreement, executed by Purchaser.

(h)         The Lease Assignment, executed by Purchaser.

(i)        The Wharton Circle Sublease, executed by Purchaser.

(j)        The Transition Services Agreement, executed by Purchaser.

(k)        Evidence that Purchaser has offered employment effective as of the day after the Closing Date to all persons listed on Exhibit C.

All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby, and all certificates, instruments, and other documents or evidence required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Seller.  Seller may waive any condition specified in this Section 5.3.

ARTICLE 6.        INDEMNIFICATION

6.1        Survival.

(a)        All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing for eighteen (18) months following the Closing Date; provided, however, that  the representations and warranties contained in Sections 3.1(a),  (b) and (e),  Sections 4.1(a) and (b) and Sections 4.2(a),  (b),  (e) and (aa) shall survive the Closing indefinitely (collectively, the “Fundamental Representations”), and (ii) the representations and warranties contained in Section 4.2(i) shall survive the Closing until three months following the expiration of the statute of limitations applicable to matters covered thereby.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom such indemnification may be sought prior to such time.

(b)        Any covenant or agreement of any party hereto that is to be performed after the Closing Date shall survive the Closing indefinitely or, if sooner, for the time period provided in this Agreement with respect to such covenant or agreement.

6.2         Indemnification by Purchaser.  Purchaser shall defend, indemnify and hold the Seller Parties and their Affiliates and their respective directors, officers, shareholders, members and employees (the “Seller Indemnitees”), and each of them, harmless from any Adverse Consequences resulting from or arising out of (a) any inaccurate representation or warranty made by Purchaser in this Agreement, (b) any breach or default in the performance of any of the covenants or agreements made by Purchaser in this Agreement, (c) any claim, action or cause of action or other liability arising out of or resulting from or relating to the Assumed Liabilities, and/or (d) Purchaser’s ownership and operation of the Seller Business and/or Acquired Assets after the Closing Date solely to the extent that such Adverse Consequences arise and relate to a period after the Effective Time.

6.3        Indemnification by Seller Parties.  Subject to the conditions and limitations set forth in this Article 6, the Seller Parties shall defend, indemnify and hold Purchaser and the other USI Companies and their respective directors, officers, shareholders, members and employees (the “Purchaser Indemnitees”) harmless from any Adverse Consequences resulting from or otherwise arising out of (a)(i) any inaccurate representation or warranty made by the Seller Parties, or either of them, in this Agreement, (ii) any breach or default in the performance of any of the covenants or agreements made by the Seller Parties, or either of them, in this Agreement, and (iii) any claim, action or cause of action or other liability arising out of or resulting from or relating to the Excluded Liabilities, (b) Seller’s ownership and operation of the Seller Business and/or Acquired Assets on or prior to the Closing Date, and/or (c) Seller’s ownership and operation of its title insurance business prior to, on or after the Closing Date.

6.4        Indemnification Matters.

(a)        The representations and warranties of the Seller Parties contained in Article 4, and the covenants of the Seller Parties contained herein, are joint and several obligations.  Accordingly, each Seller Party will be responsible, to the extent provided hereunder and without duplication, for the entirety of any Adverse Consequences suffered by any Purchaser Indemnitee thereof as a result of a breach by any Seller Party of any such representation and warranty.

(b)        Without limiting any statutory, equitable or common law remedy that Purchaser may have for a breach of this Agreement by any Seller Party, Purchaser shall have the right, but shall not be required to, satisfy any claim for indemnification (as finally determined in accordance with and subject to the terms and conditions contained in this Article 6) for any Adverse Consequences resulting from, arising out of or otherwise relating to such breach by, upon notice to Seller, setting off against the amount of the Earn-Out Payment, if any, payable to Seller, on a dollar-for-dollar basis the amount of any Adverse Consequences sustained by any Purchaser Indemnitee.

(c)        The Seller Parties specifically acknowledge and agree that monetary damages will not be an adequate remedy for a breach of any of the Restrictive Covenants, and that irreparable injury will result to Purchaser and/or the other USI Companies and their respective successors in interest in the event of any such breach.  Accordingly, the Seller Parties agree that Purchaser or such other USI Company (as applicable) shall be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, a temporary or permanent injunction, restraining and enjoining such Party, or any Person with which such Party is associated or by which such Party is employed, from further violations of such provisions, without the posting of any security in connection therewith.

(d)        Notwithstanding anything contained herein to the contrary,

(i)        with respect solely to breaches of the representations and warranties contained in Article 3 or Article 4 (excluding the Fundamental Representations) as provided for pursuant to Sections 6.2(a) and 6.3(a)(i), the aggregate liability of either Purchaser or the Seller Parties, absent fraud, for indemnification pursuant to Sections 6.2(a) or 6.3(a)(i) (as applicable) hereof, shall not exceed twenty percent (20%) of the Closing Consideration.  For the avoidance of doubt, the limitation contained in this Section 6.4(d) will not apply to claims for indemnification under Sections 6.2(b),  6.2(c) or 6.2(d) or Sections 6.3(a)(iii),  6.3(b) or 6.3(c), and

(ii)        other than in the case of fraud, the aggregate liability of the Seller Parties for indemnification pursuant to Section 6.3(a)(ii) and Section 6.3(a)(i) with respect to Fundamental Representations, shall not exceed the Closing Consideration.

(e)        Notwithstanding anything contained herein to the contrary and with respect solely to breaches of the representations and warranties contained in Article 3 or Article 4 (excluding the Fundamental Representations) as provided for pursuant to Sections 6.2(a) and 6.3(a)(i), an Indemnifying Party shall not be liable for any Adverse Consequences sustained by the Indemnitee unless and until the aggregate amount of all Adverse Consequences sustained by the Indemnitee exceeds $50,000 (the “Deductible”), in which event the Indemnifying Party shall provide indemnification hereunder in respect of all such indemnifiable Adverse Consequences in excess of the Deductible. For the avoidance of doubt, the limitation contained in this Section 6.4(e) will not apply to claims for indemnification under Sections 6.2(b),  6.2(c) or 6.2(d) or Sections 6.3(a)(ii),  6.3(a)(iii),  6.3(b) or 6.3(c).  Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this Article 6, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred and (ii) the amount of Adverse Consequences resulting from, arising out of or relating to any such breach of representation or warranty.

(f)        If the Indemnitee receives any payment from an Indemnifying Party in respect of any Adverse Consequences and the Indemnitee could have recovered all or a part of such

Adverse Consequences from a third party based on the underlying claim asserted against the Indemnitee, the Indemnitee shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment; provided, however, that, notwithstanding the foregoing, Purchaser shall have no obligation to assign any rights to an Indemnifying Party with respect to any third parties with which Purchaser maintains a business relationships (including, but not limited to, clients, carriers or employees).

(g)        Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Adverse Consequences suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance.

(h)        Except as contemplated by Section 6.4(c) and Article 9, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Adverse Consequences based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, are the indemnification and reimbursement obligations of the Parties set forth in this Article 6.

6.5        Matters Involving Third Parties.

(a)        If any Seller Indemnitees or Purchaser Indemnitees (an “Indemnitee”) entitled to seek indemnification under this Article 6 receives notice of the assertion, commencement or institution of a claim, suit, action or proceeding, or the imposition of a penalty or assessment by a third party that is not an Indemnitee (a “Third-Party Claim”), and the Indemnitee intends to seek indemnification hereunder for such Third-Party Claim, then the Indemnitee shall promptly provide the party against whom such indemnification may be sought (the “Indemnifying Party”) with written notice of such Third-Party Claim (including any written demand, complaint, petition, summons or similar document relating thereto that is then in the Indemnitee’s possession), but in any event not later than 30 calendar days after receipt of notice of such Third-Party Claim.  Any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 6.1, or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure.

(b)        In connection with any Third-Party Claim, the Indemnifying Party may elect, by written notice to the Indemnitee, to assume and control, at its sole expense, the defense of any such Third-Party Claim, and shall, at its sole expense, retain counsel (reasonably satisfactory to the Indemnitee) in connection therewith; provided, however, that the Indemnifying Party will not have such right:

(i)        unless the Indemnifying Party has acknowledged in writing, within 20 days following the Indemnifying Party’s receipt of notice of the Third Party Claim, to such

Indemnitee the election of the Indemnifying Party to assume the defense of the Third Party Claim;

(ii)        unless the Indemnifying Party has provided to such Indemnitee reasonable evidence that the Indemnifying Party has sufficient financial resources to defend such Third-Party Claim;

(iii)        if the applicable Indemnitee reasonably and in good faith believes that such Third-Party Claim would be reasonably detrimental to the reputation, relations with insurance carriers, brokers, Clients or suppliers, or business of the Indemnitee or any of its Affiliates and such Third Party Claim involves relief other than monetary damages;

(iv)        if such Third-Party Claim involves criminal allegations; or

(v)        if outside counsel reasonably acceptable to the Parties advises the Indemnifying Party and the Indemnitee in writing that there are actual, unresolvable conflicting interests between the Indemnifying Party and the Indemnitee with respect to the Third-Party Claim.

(c)        After the assumption of such defense by the Indemnifying Party, the Indemnifying Party shall not be responsible for the payment of legal fees or expenses incurred thereafter by the Indemnitee (who may, however, continue to participate in, but not control, the defense of such Third-Party Claim with separate counsel and at its own expense other than as provided in Section 6.5(b)).

(d)        In the event that the Indemnifying Party shall assume the defense of the Third-Party Claim, it shall not settle or compromise such Third-Party Claim unless either (i) the Indemnitee gives its prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) the terms of settlement or compromise of such Third-Party Claim provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnitee (including any admission of culpability), and the settlement or compromise discharges all claims against the Indemnitee with respect to such Third-Party Claim.  The Indemnitee shall cooperate with the defense of any such Third-Party Claim and shall provide such personnel, technical support and access to information as may be reasonably requested by the Indemnifying Party in connection with such defense.

(e)        If the Indemnifying Party does not or does not have the right to undertake the defense, compromise or settlement of a Third-Party Claim in accordance with Section 6.5(b), the Indemnitee will have the right to control the defense or settlement of such Third-Party Claim with counsel of its choosing (reasonably satisfactory to the Indemnifying Party) but shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).  The Indemnifying Party will be entitled to participate in, but not control, the defense of any Third-Party Claim with separate counsel and at its own expense.  The Indemnifying Party shall cooperate with the defense of any such Third-Party Claim and shall provide such personnel, technical support and access to information as may be reasonably requested by the Indemnitee in connection with such defense.

6.6        Notice of, and Procedures in respect of, Direct Claims.

(a)        Any claim for indemnification of Adverse Consequences under this Article 6 that is not a Third-Party Claim (a “Direct Claim”) by an Indemnitee shall be asserted by giving the Indemnifying Party prompt written notice thereof; provided, however, that any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 6.1, or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure.  Such notice shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and indicate the estimated amount of Adverse Consequences, if reasonably practicable, that has been sustained by the Indemnitee.

(b)        The Indemnifying Party will have a period of thirty (30) calendar days following receipt of the Indemnitee's written notice of a Direct Claim within which to dispute in writing its liability with respect thereto or the amount thereof.  If the Indemnifying Party does not timely so respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the liability under such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party pursuant to, and on the terms and subject to the provisions of, this Article 6.  If the Indemnifying Party does so respond within such 30-day period, then the Indemnifying Party and the Indemnitee shall resolve such dispute first by negotiation among the Parties and then, to the extent not so resolved by negotiation, in accordance with Article 15.

ARTICLE 7.        POST-CLOSING COVENANTS

7.1        Cooperation.  Purchaser and Seller shall cooperate with each other to facilitate the orderly transfer of the Acquired Assets and Seller Business to Purchaser, including but not limited to, certifying, executing or transferring all necessary documents and information to Purchaser as may be reasonably required by Purchaser. After the Closing, each of the Parties agrees to give access to the other and to provide and/or execute such documents as may be reasonably requested by the other in order to consummate the transactions contemplated hereby and hereunder.

7.2        Post Closing Payments; Bank Accounts.  If, and to the extent that, after the Closing Date, any of the Seller Parties receive any payments for any Accounts Receivable or with respect to any other Acquired Assets (including, without limitation, any such payment that is made into the accounts of Seller with any bank, broker, or other depository institution (the “Bank Accounts”)), the Seller Parties promptly will: (i) pay to Purchaser such amounts; and (ii) provide Purchaser with any documents received with such payments.  Any such amounts received by the Seller Parties will be held in trust for Purchaser.  Any cash (including, without limitation, any cash with respect to Accounts Receivable or any of the other Acquired Assets) paid or deposited into the

Bank Accounts by or on behalf of Purchaser is and will remain property of Purchaser and will be held in trust for the benefit of Purchaser.

7.3        Employee Matters.

(a)        As of the Closing, Purchaser shall have offered employment effective as of the day after the Closing Date to all persons listed on Exhibit C on such terms and conditions of employment as Purchaser shall have determined.  All such employees accepting said offer of employment shall be referred to herein as “Transferred Employees”.  For the avoidance of doubt, Purchaser will not offer employment to any member of Seller’s title insurance staff.

(b)        Purchaser will credit the Transferred Employees with service for time employed by Seller for purposes of (i) vesting for and eligibility to participate in any “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained by Purchaser in which the Transferred Employees are eligible to participate, but not for purposes of benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for any health and welfare plan of Purchaser; and (iii) eligibility and benefit computation for paid time off plans of Purchaser.

(c)        Seller shall retain all liabilities and obligations (i) arising from or relating to the employment of any Transferred Employees for periods on or prior to the Closing Date, (ii) arising from or relating to the employment of any employees of Seller or any of their Affiliates who do not become Transferred Employees, whether such liabilities and obligations arise on, prior to or after the Closing Date and (iii) under or relating to any Employee Plan or any other employee benefit plan, program or arrangement of Seller or any ERISA Affiliate (as such term is defined in ERISA) of Seller.

(d)        Purchaser shall be solely liable for all obligations (i) arising from or relating to the employment of any Transferred Employees for periods after the Closing Date, and (ii) under or relating to any Employee Plan or any other employee benefit plan, program or arrangement of Purchaser or any ERISA Affiliate (as such term is defined in ERISA) of Purchaser.

(e)        No provision in this Section 7.3 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person other than the Parties hereto and their respective successors and permitted assigns, (ii) create any rights to continued employment with Purchaser or any USI Company or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Purchaser or any USI Company.

7.4        Post-Closing Arrangements.  For a period of five (5) years following the Closing Date, but subject to Section 7.6, (i) the Holding Corporation agrees to, and agrees to cause its Affiliates to, name Purchaser (or one of its Affiliates) as broker of record on all insurance policies of Seller included in the 2016 LTM Revenue except for any bank-owned life insurance policies, and (ii) the Holding Corporation agrees that it will not, and it will cause its Affiliates to not, terminate or materially reduce their respective business relationships with Purchaser or its Affiliates in favor of any other insurance broker.  For all other lines of insurance of the Holding Corporation being serviced at Closing by insurance brokers other than Purchaser or any of its Affiliates (other than any bank-owned life insurance policies), the Holding Corporation will, prior to each renewal thereof, permit Purchaser (or one of its Affiliates) to present a proposal to the Holding Corporation for such other lines of insurance.  Notwithstanding anything in this Section 7.4 to the contrary, no Acquiror of the Holding Corporation (either through merger or by acquiring substantially all of the assets of the Holding Corporation) shall be subject to or bound by the obligations set forth in this Section 7.4 following the consummation of an Acquisition Transaction; provided that such Acquiror of the Holding Corporation pays Purchaser an amount equal to the product of the (i) the aggregate revenue of Purchaser with respect to all lines of insurance serviced by Purchaser pursuant to this Section 7.4 for the twelve (12) month period ending as of the date when the Acquisition Transaction is consummated multiplied by (ii) 2.3, no later than the date when the Acquisition Transaction is consummated.

7.5        Office Equipment.  Following Closing, until the earlier of ninety (90) days after the Closing Date or the date that is thirty (30) days after receipt by Seller of written notice by Purchaser, (i) the Seller Parties shall make available for Purchaser's reasonable use in connection with the Seller Business the office equipment and other personal property specified on Schedule 7.5 (the “Office Equipment”), and (ii) Purchaser shall, as consideration for such use, pay to or as directed by Seller in advance a monthly cash payment in the amount set forth in the Transition Services Agreement.

7.6        Rate Verification.  For a period of five (5) years following the Closing Date, Purchaser (or its Affiliates) shall conduct annual market checks to verify the competitiveness of the Holding Corporation rates related to insurer placements, the results of which will be promptly shared by Purchaser with the Holding Corporation.  To the extent that the Holding Corporation reasonably determines, based on such market checks that the pricing offered to the Holding Corporation (and its Affiliates) on any insurance policies otherwise subject to Section 7.4 is not competitive with pricing available from other insurance brokers (such rates, “Competitive Rates”), the Holding Corporation (or its applicable Affiliate) shall, notwithstanding Section 7.4 to the contrary, be permitted to move such policies to such other insurance brokers; {provided, however, that the Holding Corporation may not exercise the rights contemplated in this Section without first (i) providing Purchaser with written notice of the insurance policies that are not competitive with the applicable Competitive Rates and setting out the differences between the rates quoted by Purchaser and the Competitive Rates and (ii) providing Purchaser with an opportunity within a thirty (30) day period after the receipt of such written notice to obtain reasonably competitive rates.

ARTICLE 8.        TAXES

8.1        (a)        Tax Returns.  The Parties acknowledge and agree that the Seller Parties shall be responsible for and shall prepare all Tax Returns of Seller for all periods ending before, on, or after the Closing Date, and Purchaser shall be responsible for and shall prepare the Tax Returns of Purchaser for all periods ending before, on, or after the Closing Date.

(b)        Indemnification of Tax Claims.  Any other provision of this Agreement notwithstanding:  (i) each Seller Party shall jointly and severally indemnify the USI Companies and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (A) Taxes (or the non-payment thereof) of Seller for all taxable periods ending before, on or after the Closing Date or (B) any Taxes relating to the ownership or operation of the Acquired Assets for the taxable periods (or portions thereof) ending on or before the Closing Date; (ii) the covenants set forth in this Article 8 shall survive for a period of sixty (60) days following the expiration of the applicable statute of limitations; and (iii) any indemnification amounts owed by each Seller Party or Purchaser pursuant to this Section 8.1(b) are payable to the other on a dollar-for-dollar basis from dollar one.

(c)        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and recording, filing and other fees (including any penalties and interest), incurred in connection with the consummation of the sale of the Acquired Assets pursuant to this Agreement shall be paid by the applicable Seller Party when due, and such Seller Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 9.        RESTRICTIVE COVENANTS.

9.1        The Seller Parties acknowledge and agree that substantial and valuable assets are being transferred to Purchaser hereunder that include Confidential Information, relationships with Clients and Active Prospective Clients, and associated Goodwill of the Seller Parties, that the relationships which Purchaser (including as a result of this transaction) has with its employees and Producers are significant business relationships necessary for Purchaser to continue to operate the business being acquired hereunder and the Acquired Assets, and that Purchaser, as a result of this transaction, shall be engaged in providing Seller Business throughout the Restricted Territory.  The Seller Parties further acknowledge and agree that Purchaser and each of the other USI Companies has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests.  The Seller Parties further acknowledge and agree that the payment of the Purchase Price shall constitute, among other things, full consideration for such covenants, and the associated Goodwill included in the Acquired Assets. In addition, the Seller Parties acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of the Restrictive Covenants and that irreparable injury may result to Purchaser and/or the other USI Companies, or their successors in interest.  (Reference is made to Section 6.4(c) hereof relating to the rights of the USI Companies to equitable relief for any breach of the Restrictive Covenants.)  Accordingly, from and after the Closing, each Seller Party agrees to the following restrictions; provided, however, each Seller Party agrees to be jointly and severally liable for any breach by any other Seller Party:

(a)        No Seller Party will, and no Seller Party will cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, use, or willfully disclose to any Person, any Confidential Information of Seller, Purchaser or any other USI Company, or any of the terms of this Agreement and negotiations relating thereto, except (i) with the prior written consent of Purchaser or another USI Company, as the case may be, (ii) to the extent necessary to comply with any law or the valid order of a court of competent jurisdiction, in which event such Seller

Party shall notify Purchaser or such other USI Company, as the case may be, as promptly as practicable (and, if possible, prior to the making of such disclosure), or (iii) with respect to the terms of this Agreement and negotiations relating thereto, to the Seller Parties’ professional advisors who have a need to know such information, provided, however, that the Seller Parties shall ensure that confidential treatment will be accorded to such disclosed Confidential Information by their professional advisors and shall be liable for any disclosure thereof by any such advisor.  In addition, each Seller Party will use commercially reasonable efforts to prevent any such prohibited use or disclosure by its directors, officers, employees, Producers or agents.

(b)        No Seller Party will, and no Seller Party will cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, solicit the provision of any Seller Business from, or provide, accept any offer to provide or otherwise induce the termination or non-renewal of any Seller Business to, any Client or Active Prospective Client.  Subject to Section 9.1(f), the restrictions contained in this Section 9.1(b) shall terminate four (4) years after the Closing Date.

(c)        Each Seller Party will, and will cause its Affiliates, successors and assigns to, refrain from Carrying on a Business, directly or indirectly, that provides any Insurance Related Business within the Restricted Territory.  Subject to Section 9.1(f), the restrictions contained in this Section 9.1(c) shall terminate four (4) years after the Closing Date.  The term “Carrying on a Business” shall mean to engage in any Insurance Related Business including, without limitation, by way of solicitation of, or the acceptance of any offer to provide Insurance Related Business to, any client (whether or not a client of any Seller Party or any of the USI Companies), Client or Active Prospective Client whether as a sole proprietor, partner, member of a limited liability company, officer, director, employee, stockholder, consultant, independent contractor or any other similar capacity of the foregoing.  It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, (a) the ownership by such Seller Party or its Affiliates of stock or other securities of a publicly-held corporation in which it does not possess beneficial ownership of more than five percent (5%) of the voting stock of such corporation or participate in any management or advisory capacity, or (b) the acquisition by any Seller Party or its Affiliates of any banking institution owning any Insurance Related Business prior to the date of such acquisition (provided that (A) the primary purpose of such acquisition is not to circumvent this Section 9.3 and (B) less than thirty percent (30%) of the revenues attributable to such acquired or acquiring business derive from Insurance Related Business).  “Insurance Related Business” shall mean the providing of insurance agency, brokerage and related services other than with respect to either title insurance products and/or, to the extent sold or placed through the wealth management operations of the Holding Corporation or its Affiliates (other than Seller), life insurance products, including, without limitation, (i) the sale or brokerage of employee benefit products and services and other related consulting and administrative services, (ii) the sale or brokerage of property and casualty products and services, risk management and loss control services, third party administration, the analysis of loss exposures and designs, loss reserves and rate reviews, self-insurance consulting, reinsurance and excess stop loss (both specific and aggregate) placement and the management of insurance programs, the management and oversight of, and responsibility for, clients in the insurance brokerage industry, in each case to the extent conducted by Seller in the Ordinary Course of Business immediately prior to Closing.

(d)        No Seller Party will, and no Seller Party will cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, solicit, hire, employ, or otherwise retain the services, within the Restricted Territory, of any employee or independent contractor of Purchaser or any other USI Company, or otherwise induce any such employee or independent producer to terminate his relationship, or to breach an employment agreement, with such company.  Subject to Section 9.1(f), the restrictions contained in this subsection (d) shall terminate four (4) years after the Closing Date.

(e)         The restrictions contained in this Article 9 shall not prevent the Seller Parties or their Affiliates or their respective successors or assigns from continuing to pursue and receive commissions on annuities and other investment vehicles referred by such Persons to third parties that may or may not require insurance agency licensure.

(f)        If any of the Seller Parties or any of their heirs, successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) shall sell a majority of its controlling equity interests to any individual, corporation or other entity or (iii) shall transfer a material portion of its properties and assets to any individual, corporation or other entity (any of the aforementioned, an “Acquisition Transaction”, and such acquiring or surviving party, together with its Affiliates, an “Acquiror”), then, and in each such case, proper provisions shall be made so that the heirs, successors and assigns of the Seller Parties or any of their heirs, successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 9.1.  The provisions of this Section 9.1 are intended to be for the benefit of, and shall be enforceable by Purchaser.  Notwithstanding anything in this Section 9.1 to the contrary, no Acquiror of the Holding Corporation (either through merger or by acquiring substantially all of the assets of the Holding Corporation) shall be subject to or bound by the obligations set forth in Section 9.1(c) following the consummation of an Acquisition Transaction.

ARTICLE 10.        Amendment, Modification and Waiver

No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by Purchaser and Seller; provided, however, that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions.  No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar).  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

ARTICLE 11.        ENTIRE AGREEMENT

This written document and all schedules and exhibits hereto expresses the entire purchase agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings concerning such subject matter.  For the avoidance of doubt, the obligations of the Holding Corporation and USI Insurance Services LLC under that certain

Confidentiality Agreement dated as of May 11, 2016 (the “Confidentiality Agreement”) shall survive the Closing, provided, however, that in the event of a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall control.

ARTICLE 12.        THIRD-PARTY BENEFICIARIES

Subject to Article 19, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

ARTICLE 13.        EXPENSES

Unless expressly provided otherwise herein, all expenses incurred by each of the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, consultants, counsel and accountants employed by any such Party, shall be borne solely by the Party which has incurred such expense.

ARTICLE 14.        NOTICE

All written notices, demands and requests of any kind which any Party may be required or may desire to serve upon any other Party in connection with this Agreement shall be in writing and shall be delivered only by (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) nationally recognized overnight courier, with all fees prepaid; or (iv) facsimile, provided that the facsimile is promptly followed by delivery of hard copy of such notice which provides written verification or receipt (each, a “Notice”).  All Notices shall be addressed to the Parties to be served as follows:

If to any Seller Party:	Donald T. Robinson Executive Vice President and CFO 2400 Cranberry Square Morgantown, WV 26508 Telephone: (304) 594-3516 Facsimile: (304) 842-5398

Copy (which shall not constitute notice) to: James J. Barresi, Esq. Squire Patton Boggs (US) LLP 221 E. Fourth St., Suite 2900 Cincinnati, OH 45202 Telephone: (513) 361-1260 Facsimile: (513) 361-1201

If to Purchaser:	Ernest J. Newborn II, Esq. Senior Vice President & General Counsel USI Insurance Services LLC 200 Summit Lake Drive Suite 350 Valhalla, NY 10595 Telephone: (914) 749-8506 Facsimile: (610) 537-4506

Copy (which shall not constitute notice) to: Thomas A. Heywood, Esq. Bowles Rice LLP 600 Quarrier Street Charleston, WV 25301 Telephone: (304) 347-1100 Facsimile: (304) 343-3058

Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery.  Any Party may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands hereafter are to be addressed.

ARTICLE 15.        GOVERNING LAW; SUBMISSION TO JURISDICTION; AND WAIVER OF JURY TRIAL

(a)        This Agreement shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by said laws, without regard to principles of conflicts of laws.  To the fullest extent permitted by law, the Parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other agreements or transactions contemplated hereby shall only be brought in the state courts in the State of Delaware or the Federal courts located in New Castle, Delaware or the State of West Virginia, and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  To the fullest extent permitted by law, process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 16.        SEVERABILITY/REFORMATION

Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Delaware, or under any other applicable laws of any other jurisdiction, then the Parties agree that such provision shall be deemed reformed and modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a reformation or modification is not possible without materially altering the intention of the Parties, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction.  The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance.

ARTICLE 17.        PUBLIC ANNOUNCEMENTS

No Seller Party, on the one hand, nor Purchaser, on the other hand, shall make any public statements, including any press releases or any other public (or non-confidential) disclosure (whether or not in response to an inquiry), with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed) except as may be required by applicable law or in connection with debt or financing agreements.  If a public statement is required to be made by applicable law or in connection with debt or financing agreements, the Parties shall use commercially reasonable efforts to consult with each other in advance as to the contents and timing thereof.

ARTICLE 18.        HEADINGS

All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 19.        Successors and Assigns

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective heirs, successors and permitted assigns, and the indemnification provisions of this Agreement shall inure to the benefit of any Seller Indemnitees or Purchaser Indemnitees in accordance with the terms thereof.  This Agreement may not be assigned by any Seller Party without the prior written consent of Purchaser, or be assigned by

Purchaser without the prior written consent of the Holding Corporation; provided, however, that Purchaser may, without the consent of the Holding Corporation, assign its rights, interests and obligations under this Agreement to any Affiliate of Purchaser.

ARTICLE 20.        COUNTERPARTS

This Agreement, and any amendment hereto, may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  A facsimile copy of any such signed counterpart shall be treated and shall have the same force and effect as an originally signed counterpart.

ARTICLE 21.        DEFINITIONS.  Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them:

“2016 LTM Revenue” means the aggregate revenue of the Seller Business for the twelve month period ending March 31, 2016.

“Accountant” has the meaning set forth in Section 2.2(d) hereof.

“Accounts Payable” means any and all accounts payable, trade accounts payable, and other similar obligations (including accrued expenses) of Seller that are related to the period on or prior to the Closing Date (including any current sales and payroll Taxes of Seller), whether or not reflected on Seller’s Financial Statements, and whether or not Seller has received an invoice therefor.

“Accounts Receivable” means all accounts receivable and other similar rights of Seller that are related to the period on or prior to the Closing Date, whether or not reflected on the Financial Statements, and whether or not Seller has issued any invoices therefor.

“Active Prospective Client” means, any Person, or a group of Persons, (i) who or which had been identified with reasonable particularity by Seller (or any of its agents) in the business records of such Person within the 24 months preceding the Closing Date, with reasonable particularity as a possible client or customer of such Person, or (ii) to whom a Person (or any of its agents) had communicated within the 24 months preceding the Closing Date, in writing or otherwise as set forth in the business records of such Person, with respect to the provision of any services that such Person provides in the conduct of its business.

“Acquired Assets” means all the assets of Seller other than the Excluded Assets, including, but not limited to (except to the extent constituting Excluded Assets):

(a)        The list of Seller’s Clients (all of which are listed on Exhibit A-1 to this Agreement) and Active Prospective Clients, all of Seller’s insurance expirations and all rights of renewal thereof and any other Client or renewal lists used in connection with providing Seller Business, together with associated Goodwill, Confidential Information, files, claim files, books, records, ledgers, correspondence and other usual and customary records, and advertising and promotional materials, studies and reports used in connection therewith;

(b)        All rights of Seller, if any, to collect and to retain (i) all insurance commissions collected after the Closing Date (including gross retained commissions realized from premiums collected after the Closing Date) due Seller with respect to the Clients, irrespective of the attachment date or billing date of the insurance policies to which such commissions relate, provided, however, that direct bill policies shall be treated as set forth in subsection (c) below, (ii) all service fees due Seller for any services rendered in connection with the operation of the Acquired Assets and collected after the Closing Date by Seller and (iii) all other commissions (including, but not limited to, profit sharing, override, contingent, supplemental or bonus type commissions), fees or other compensation paid, payable or due to Seller after the Closing Date in respect of the Acquired Assets irrespective of the date as of which such commissions, fees or other compensation was accrued or earned;

(c)        With respect to direct bill policies:  (i) all rights of Seller, if any, to commissions on such policies to the extent not collected on or before the Closing Date, regardless of when billed by the applicable insurance carrier; (ii) Purchaser shall own all such commissions actually received by insurance carriers after the Closing Date, regardless of when billed by the applicable insurance carrier, and (iii) all rights, if any, to collect and handle any return premiums or other payments due to Seller from insurance companies actually received after the Closing Date, and Seller shall forward to Purchaser any such amounts received promptly upon receipt;

(d)        All rights, if any, to collect and retain any contingent commissions, supplemental commissions or similar compensation due to or received by Seller after the Closing Date in respect of the Acquired Assets from insurance underwriters in connection with contracts or other arrangements in effect on the Closing Date providing for such payments to Seller;

(e)        The contracts and agreements listed and described in Schedule 1.1(e);

(f)        The property, real or personal and mixed, tangible and intangible, of Seller, listed on Schedule 1.1(f), including, but not limited to, office furniture, computer equipment, pc’s, copiers and artwork;

(g)        Except as otherwise required by law, all personnel records and files of Seller with respect to any Transferred Employee;

(h)        The telephone numbers and electronic mail addresses set forth on Schedule 21(h); and

(i)        All rights, claims and causes of action under confidentiality, non-disclosure, non-compete, non-solicitation, non-piracy and other restrictive covenant agreements with employees, former employees, affiliates, former affiliates, Seller Parties, former members or partners, and agents of Seller, in each case, which run in favor of Seller and relate to the Seller Business.

“Acquiror” has the meaning set forth in Section 9.1(f) hereof.

“Acquisition Transaction” has the meaning set forth in Section 9.1(f) hereof.

“Additional Payment” has the meaning set forth in Section 2.1(c) hereof.

“Additional Payment Objection Period” has the meaning set forth in Section 2.4(b) hereof.

“Additional Payment Objection Notice” has the meaning set forth in Section 2.4(b) hereof.

“Adverse Consequences” means any damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities (including, without limitation, any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), obligations, Taxes, losses, diminution in value, expenses, fees and court costs and reasonable attorney’s fees and expenses (but specifically excluding the amount thereof, if any, taken into account in the calculation of Final Net Working Capital as finally determined pursuant to Section 2.2 and any consequential, incidental, punitive, special or exemplary damages or damages for lost or expected profits except to the extent paid to third parties) incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree or ruling, net of (i) any amounts actually received by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, and (ii) any Tax benefits actually realized by the Indemnified Party with respect thereto, as and to the extent such benefits are realized as a refund, credit or other reduction in Taxes (determined by comparing the Taxes that would have been payable taking into account any deductions attributable to the Adverse Consequences with those Taxes that would have been payable in the absence of such deductions, assuming that such deductions are the last item of deduction on any Tax return) in the Tax year in which the Adverse Consequences occur or in the immediately subsequent Tax year; provided that, with respect to subsection (ii) above, (x) a Tax benefit actually realized shall be payable upon the filing of a Tax Return claiming such Tax benefit or if the benefit is a refund of previously paid Taxes, upon the receipt of such refund, (y) if Adverse Consequences are payable to an Indemnified Party pursuant to the terms of this Agreement prior to the time that a Tax benefit becomes payable hereunder, then the Adverse Consequences not reduced by the Tax benefit shall be paid in accordance with the terms of this Agreement, and the Indemnified Party shall reimburse the Indemnifying Party the amount of the Tax benefit within ten (10) days after such Tax benefit becomes payable, and (z) if Adverse Consequences are payable to an Indemnified Party pursuant to the terms of this Agreement after the time that a Tax benefit becomes payable hereunder, then the Adverse Consequences shall be reduced by the Tax benefit.

“Affiliate” means (a) with respect to any Person, any Person controlling, controlled by, or under common control with such Person (or an Affiliate of such Person), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (b) if such Person is a partnership, any general partner thereof.

 “Annual Period” means each succeeding twelve month period that begins (i) on the day immediately following the first anniversary of Closing Date and ending second anniversary of the Closing Date, or (ii) on the day immediately following the second anniversary of Closing Date and ending third anniversary of the Closing Date, as applicable.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Assumed Liabilities” means:

(a) all obligations with respect to the Acquired Assets, including, but not limited to, obligations under the contracts and agreements described in Schedule 4.2(p), arising after the Closing Date;

(b) all Accounts Payable and other liabilities or obligations to the extent taken into account for purposes of determining Final Net Working Capital; and

(c)  those liabilities and obligations, if any, set forth on Schedule 1.3.

“Balance Sheet” has the meaning set forth in Section 4.2(j) hereof.

“Carrying on a Business” has the meaning set forth in Section 9.3 hereof.

“Client” means any Person (including, without limitation, any insured, or any insured to whom or which any Producer provides insurances services) to whom or which Seller (or any of its employees or independent contractors on behalf of Seller) has provided, at any time within the 24 months preceding the Closing Date, any services that Seller provides in the conduct of Seller Business. For purposes of this Agreement, “Client” shall also include, without limitation, any employer, employer group, affinity group, association and any member of any of the foregoing, any individual insured, retail insurance agent or broker, and any insurance carrier or other entity to the extent third party administration claims processing or underwriting is performed by such Person for such carrier or other entity.

“Client Accounts” shall mean the business account between Seller and any Client of Seller, including, without limitation, any Person who or which is provided any Seller Business by Seller as of the Closing Date, regardless of whether such services are provided by, or through the licenses of, Seller (or any of its agents).

“Closing” has the meaning set forth in Section 5.1 hereof.

“Closing Consideration” has the meaning set forth in Section 2.1(a) hereof.

“Closing Date” has the meaning set forth in Section 5.1 hereof.

“Cober” means Randy Cober.

“Confidential Information” means any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), all of which the Parties agree shall be deemed to be trade secrets under the governing trade secrets law, including but not limited to: (i) the identity of any Client (including, without limitation, any employer group, retail insurance agent or broker, individual insured, association and any member thereof, and any insurance carrier or other entity to the extent third party administration claims processing or underwriting is performed by a USI Company for such carrier or other entity) whose account constituted a Client Account at any time within the 24 months preceding the Closing Date, as well as the identity of any Active Prospective Client as of such date; (ii) the identity, authority and responsibilities of key contacts at each such Client and Active Prospective Client; (iii) the service cost burden with respect to each such Client and Active Prospective Client; (iv) the identities of markets or companies from which insurance coverages or other commitments, benefits or services for clients are obtained; (v) the types of insurance coverages, and/or consulting, third-party administration, employee communication, investment management, managed care, human resource and other services provided or to be provided specifically to any such Client or Active Prospective Client, and the internal corporate policies relating thereto; (vi) the specific insurance policies purchased by or for such Clients or Active Prospective Clients; (vii) the expiration dates, commission rates, fees, premiums and other terms and conditions of such policies; (viii) the risk specifications and other characteristics, and claims loss histories of such Clients or Active Prospective Clients; (ix) the nature of programs and plans, including their design, funding and administration, demographic characteristics and any other information supplied by, or developed for, such Clients or Active Prospective Clients; (x) operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies; (xi) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans; (xii) technology and e-commerce strategies, business plans and implementations, inventions, algorithms, computer hardware, software and applications (including but not limited to any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques, associated with the development or use of the foregoing computer software); (xiii) all internal memoranda and other office records, including electronic and data processing files and records; and (xiv) any other information constituting a trade secret under the governing trade secrets law.

“Earn-Out Calculation Amount” has the meaning set forth in Section 2.1(b) hereof.

“Earn-Out Payment Objection Notice” has the meaning set forth in Section 2.3(c) hereof.

“Earn-Out Payment Objection Period” has the meaning set forth in Section 2.3(c) hereof.

“Earn-Out Payments” has the meaning set forth in Section 2.1(c) hereof.

“Earn-Out Settlement Deadline” has the meaning set forth in Section 2.3(d) hereof.

“Effective Time” has the meaning set forth in Section 5.1 hereof.

“Employee Plan” has the meaning set forth in Section 4.2(l)(i) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Earn-Out Calculation Amount” has the meaning set forth in Section 2.3(b) hereof.

“Estimated Specified Account Net Commissions and Fees” has the meaning set forth in Section 2.4(a) hereof.

“Excluded Assets” has the meaning set forth in Section 1.2 hereof.

“Excluded Liabilities” has the meaning set forth in Section 1.4 hereof.

“Final Earn-Out Calculation Amount” has the meaning set forth in Section 2.3(e) hereof.

“Final Specified Account Net Commissions and Fees” has the meaning set forth in Section 2.4(c) hereof.

“Final Net Working Capital” has the meaning set forth in Section 2.2(e) hereof.

“GAAP” has the meaning set forth in Section 4.2(j)(i) hereof.

“Goodwill” means the expectation of continued patronage from Clients and new patronage from prospective clients.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, or any arbitrational or mediational tribunal.

“Indebtedness” means, whether or not relating to the Seller Business, any liability (a) of Seller (i) for borrowed money, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties thereon, (ii) evidenced by any note, bond, debenture or other debt security (including a purchase money obligation) or (iii) for the payment of money relating to leases that are required by GAAP to be classified as capitalized lease obligations for all or any part of the deferred purchase price of property or services (other than trade payables), (b) of Seller that would be required to be reflected as debt on a consolidated balance sheet of Seller or its Affiliates or any of the foregoing as of the relevant date, (c) of Seller consisting of cash overdrafts, book overdrafts or bank account overdrafts, (d) of Seller’s Affiliates or any other Person that Seller has guaranteed, or that is recourse to Seller or any of its assets, (e) related to cut but uncashed checks of Seller, (f) relating to amounts owed by Seller to any of its Affiliates, and (g) any Producer deferred compensation plan liability of Seller.

“Indemnifying Party” has the meaning set forth in Section 6.4(a) hereof.

“Indemnitee” has the meaning set forth in Section 6.4(a) hereof.

        “Insurance Premium Assets” means all of Seller’s Accounts Receivable related to insurance premiums, net of allowances for doubtful accounts, advance premiums, and commissions included therein, all as determined in accordance with GAAP consistently applied.

“Insurance Premium Liability” means all of Seller’s Accounts Payable related to insurance premiums, determined in accordance with GAAP consistently applied.

“Interim Balance Sheet” has the meaning set forth in Section 4.2(j) hereof.

 “Juskowich” means Kenneth Juskowich.

“Knowledge” means, with respect to any Seller Party, the actual knowledge of Donald Robinson, Larry Mazza, Cober and Juskowich, each after reasonable inquiry of their direct reports and Producers.

“Leases” has the meaning set forth in Section 4.2(c) hereof.

“Licenses” has the meaning set forth in Section 4.2(q) hereof.

“Low-Rated Carrier” has the meaning set forth in Section 4.2(r) hereof.

“Material Agreements” has the meaning set forth in Section 4.2(m) hereof.

“Measurement Period” has the meaning set forth in Section 2.1 hereof.

“Net Commissions and Fees” means (a) all commissions and fees received by Purchaser or its Affiliates in respect of the Client Accounts set forth on Exhibit A-2, including the cross-sell of a new product line to the Client and increases to coverage or any additional coverage sold to the Client (other than any Client who is also a client of any USI Company except where such cross-sell is generated by Cober or Juskowich), plus (b) all commissions and fees received by Purchaser or its Affiliates from new clients from and after the Closing Date and generated by Cober or Juskowich,  less: (c)(1) commissions, fees and overrides paid or due to non-employee producers, or co- or sub-brokers; and (2) return commissions.  “Net Commissions and Fees” shall exclude: (x) commissions or fees received by Purchaser on Client Accounts relating to individual life and individual disability policies or other non-recurring business; (y) any overrides or profit sharing, contingent, supplemental or other bonus commissions or fees; and (z) interest and investment income.

“Net Working Capital” means the excess or deficit of Seller’s current assets over current liabilities calculated in accordance with Schedule 2.2(a) (which will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby)

which amount shall include (i) the Insurance Premium Assets and other current assets that are part of the Acquired Assets, excluding any cash or cash equivalents, and (ii) the Insurance Premium Liabilities and all Accounts Payable and other accrued current liabilities of Seller relating to the Acquired Assets.  For purposes of calculating Net Working Capital, there will be no accrual for direct bill receivables.

“Non-Accepting Producer” means Melody Thomas.

“Non-Accepting Producer Agreement” means that certain letter agreement by and between Seller and the Non-Accepting Producer, dated November 1, 2012

“Non-Accepting Producer Amount” means $257,630.

“Office Equipment” has the meaning set forth in Section 7.5 hereof.

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency), but in no event shall such term include any professional error or omission, or any act or event creating a severance obligation, wrongful discharge claim or similar liability.

“Permitted Security Interests” means:  (a) Security Interests imposed by applicable law, including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, liens for Taxes not yet due and payable, and other similar liens arising in the Ordinary Course of Business, consistent with past practice, securing obligations that are not overdue for a period of more than thirty (30) days; (b) minor survey exceptions, reciprocal easement agreements and other customary Security Interests on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; (c) rights of the public, Governmental Entities and any other Person with respect to the Leases taken, used, or deeded for street, road, or highway purposes; and (d) matters that would be disclosed by an accurate survey of the real property included in the Acquired Assets.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, limited liability partnership, or a Governmental Entity.

“Premium Trust Fund Laws” means Sections 33-7-6, 33-37-3, 33-46-2 and 33-46-8 of the West Virginia Code and Pennsylvania Administrative Code Section 37.81.

“Producers” has the meaning set forth in Section 4.2(s).

“Restricted Territory” means the State of West Virginia and each county in Maryland, Pennsylvania, Ohio and Virginia that is contiguous to West Virginia.

“Restrictive Covenants” means the covenants of the Seller Parties contained in Article 9 hereof.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any nature whatsoever.

“Seller Business” shall mean the business conducted and presently proposed to be conducted by Seller, as well as, and including, without limitation, providing employee benefit programs and other related consulting and administrative services, any insurance agency, brokerage and related services, including, without limitation, sale or brokerage of property and casualty products and services, insurance-related risk management and loss control, analysis of loss exposures and designs, loss reserves and rate reviews, self-insurance consulting, reinsurance and excess stop loss (both specific and aggregate) placement, management of insurance programs, management and oversight of, and responsibility for, Clients and Active Prospective Clients; provided, however, that any business related to title insurance is specifically excluded from Seller Business.

“Specified Account Net Commissions and Fees” means all commissions and fees received and actually collected by Purchaser, specifically on the lines of insurance in place at Closing for the Specified Accounts, less reasonable payments made by Purchaser, in each case in the ordinary course of business and directly related to such Specified Accounts, (i) to third party service providers, such as, but not limited to vendors and value-added service providers, and/or to other USI Companies, and (ii) for sponsorships and/or charitable contributions .  “Specified Account Net Commissions and Fees” shall not include any overrides or profit-sharing; interest on premiums on deposit; or contingent, bonus, excess, supplemental, non-standard, annually compute, non-specific volume based, or any other similar commissions on fees.

“Specified Accounts” means the Client Accounts listed on Schedule 21(i).

“Tax” means any Federal, state, local or foreign income, gross receipts, payroll, employment, excise, premium, franchise, withholding, social security (or similar tax), unemployment, real property, personal property, sales, use, transfer, alternative or add-on minimum (including taxes under Code Sec. 59A), profits, estimated or other tax of any kind whatsoever, including any liability therefore as a transferee or successor under applicable law or by contract, or as a result of any Tax sharing or similar agreement, together with any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“USI Companies” or “USI Company” means USI, Inc. Corporation, a Delaware corporation and the indirect parent company of Purchaser, its subsidiaries (including the Company), any entity under the control (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, without regard to whether any party is a “registrant” under such Act) of USI, Inc., and any of their respective successors or assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MVB Insurance, LLC

By:
Name:
Title:

MVB Financial Corp.

By:
Name:
Title:

USI Insurance Services LLC

By:
Name: Ernest J. Newborn, II
Title: Senior Vice President
General Counsel & Secretary